Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Ikena Oncology, Inc., a Delaware corporation (the “Company”), of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and any amendments and supplements thereto, as a nominee to the board of directors of the Company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

/s/ Jonathan Jian Wang
Name: Jonathan Jian Wang, Ph.D., MBA
Date: May 20, 2025